CONSENT OF EXPERT

We hereby consent to the incorporation by reference in the May 29, 2001 filing of National Beauty Corporation on Form S-8 of our report appearing in the Company's Form 10-KSB for the year ended December 31, 1999 and Form 10-SB registration statement and all amendments thereto dated August 23, 1999.

/s/ Michael J. Bongiovanni
------------------------------------                    Dated:  May 25, 2001
Michael J. Bongiovanni, P.A., C.P.A.
12433 Willingdon Road
Charlotte, NC  28078
Telephone: (704) 904-2390

THIS CONSULTING SERVICES PLAN (the "Plan") is made as of the 25 day of May 2001, by National Beauty Corporation (the "Company"), for the Company's consultants and employees ("the recipients).

                                R E C I T A L S:

The Company desires under agreement to grant compensation to recipients in exchange for services provided to the Company, shares of the common stock of the Company (the "Common Stock"), pursuant to the provisions set forth herein;

1. Grant of Shares. The Company shall grant to the Recipients from time to time the following shares of Common Stock (the "Shares") in the Company.

      Class of Stock                              Number of Shares
      ------------------------------------------------------------
      Common                                          360,000

2. Services. Recipients shall provide bona fide services to the Company not in connection with capital raising activities.

3. Compensation. Recipient's compensation is the Shares identified herein. The parties agree the Shares are valued at $._____ each. Recipients are responsible for all income taxes.

4. Registration or Exemption. Notwithstanding anything to the contrary contained herein, the Shares will be registered on Form S-8 Registration Statement dated _________________, 2001.

5. Delivery of Shares. The Company shall deliver to the Recipient such shares for services pursuant to the agreement for services between the Company and the recipient.


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

6. Waiver. No waiver is enforceable unless in writing and signed by such waiving party, and any waiver shall not be construed as a waiver by any other party or of any other or subsequent breach.

7. Amendments. This Plan may not be amended unless by the mutual Consent of all of the parties hereto in writing.

8. Governing Law. This Plan shall be governed by the laws of the State of Florida, and the sole venue for any action arising hereunder shall be Palm Beach County, Florida.

9. Assignment and Binding Effect. Neither this Plan nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written Consent of the other parties hereto, except as otherwise provided herein. This Plan shall be binding upon and for the benefit of the parties hereto and their respective heirs, permitted successors, assigns and/or delegates.

10. Integration and Captions. This Plan includes the entire understanding of the parties hereto with respect to the subject matter hereof. The captions herein are for convenience and shall not control the interpretation of this Plan.

11. Legal Representation. Each party has been represented by independent legal counsel in connection with this Plan, or each has had the opportunity to obtain independent legal counsel and has waived such right, and no tax advice has been provided to any party.

12. Construction. Each party acknowledges and agrees having had the opportunity to review, negotiate and approve all of the provisions of this Plan.

13. Cooperation. The parties agree to execute such reasonable necessary documents upon advice of legal counsel in order to carry out the intent and purpose of this Plan as set forth herein above.

14. Hand-Written Provisions. Any hand-written provisions hereon, if any, or attached hereto, which have been initialed by all of the parties hereto, shall control all typewritten provisions in conflict therewith.

15. Fees, Costs and Expenses. Each of the parties hereto acknowledges and agrees to pay, without reimbursement from the other party(ies), the fees, costs, and expenses incurred by each such party incident to this Plan.

16. Consents and Authorizations. By the execution herein below, each party acknowledges and agrees that each such party has the full right, power, legal capacity and authority to enter into this Plan, and the same constitutes a valid and legally binding Plan of each such party in accordance with the terms, conditions and other provisions contained herein.

17. Gender and Number. Unless the context otherwise requires, references in this Plan in any gender shall be construed to include all other genders, references in the singular shall be construed to include the singular.


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

18. Severability. In the event anyone or more of the provisions of this Plan shall be deemed unenforceable by any court of competent jurisdiction for any reason whatsoever, this Plan shall be construed as if such unenforceable provision had never been contained herein.

                                   EXHIBIT "A"

Item 1 - Plan Information

      (a) General Plan Information

            1. The title of the Plan is: National Beauty Corporation-May 2001 stock award plan ("Plan") and the name of the registrant whose securities are to be offered pursuant to the Plan is National Beauty Corporation ("Company").

            2. The general nature and purpose of the Plan is to grant Employees and Consultants 360,000 shares of the Company as compensation for services rendered and service to be rendered to the Company.

            3. To the best of Company's knowledge, the Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

            4. The Company shall act as Plan Administrator. The Company's address is: National Beauty Corporation, 4818 West Commercial Blvd., Fort Lauderdale, FL 33319. The telephone number of the Company is 954-717-8680.

      (a) The Company, as administrator of the Plan, will merely issue to the employees and Consultant shares of Common Stock pursuant to the terms of the Plan.

      (b) Securities to be offered. Pursuant to the terms of the Plan, shares of the Company's common stock will be offered.

      (c) Employees Who May Participate in the Plan. Employees and Consultants who provide bona fide services to the Company may participate in the plan. Employees and Consultants are eligible to receive the securities provided the securities have been registered or are exempt from registration under the Securities Act of 1933, as amended (the "Act").

      (d) Purchase of Securities Pursuant to the Plan. The Company shall issue and deliver the securities to Employees and Consultants as soon as practicable.

      (e) Resale Restrictions. Employees and Consultants, after receipt of the Shares, may assign, sell, convey or otherwise transfer the securities received, subject to the requirements of the Act.

      (f) Tax Effects of Plan Participation. The National Beauty Corporation-May 2001 Stock Award Plan is not qualified under Sec. 401 of the Internal Revenue Code of 1986, as amended.


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

      (g) Investment of Funds. n/a

      (h) Withdrawal from the Plan; Assignment of Interest. Withdrawal or termination as to the Plan may occur upon mutual written Consent of the parties. Employees and Consultants have the right to assign or hypothecate Employees or Consultant's interest in the Plan, subject to Plan provisions.

      (i) Forfeitures and Penalties. n/a

      (j) Charges and Deductions and Liens Therefore. n/a

Item 2 -Registrant Information and Employee Plan Annual Information.

Registrant, upon oral or written request by Employees and Consultants, shall provide, without charge, the documents incorporated by reference in Part II,
Item 3 of Company's Form S-8 Registration Statement for the securities as well as any other documents required to be delivered pursuant to SEC Rule 428(b) (17 CFR Section 230.428(b)). All requests are to be directed to the Company at the address provided in paragraph (a)(4) above.


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